Consent of Independent Auditors




We consent to the references to our firm under the caption "Experts" in the Prospectus and under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 27, 2003 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 21, 2003 with respect to the financial statements of IDS Life Accounts G, F, H, LZ, KZ, IZ, N, MZ and JZ - IDS Life Group Variable Annuity Contract included in Post-Effective Amendment No. 13 to the Registration Statement (Form N-4, No. 33-47302) for the registration of the IDS Life Group Variable Annuity Contracts offered by IDS Life Insurance Company.





                                                           /s/ Ernst & Young LLP
Minneapolis, Minnesota
April 22, 2003